Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	9/30/2022	6/30/2022	9/30/2021	Commentary
Scheduled CD maturities for subsequent quarter	$198,908	$196,280	$208,862
Average rate scheduled CD maturities for subsequent quarter	0.96%	0.62%	0.80%
Cost of total deposits, Qtr-End	0.50%	0.22%	0.20%
Cost of interest-bearing DDAs, Qtr-End	0.85%	0.31%	0.24%
Cost of interest-bearing deposits, Qtr-End	0.75%	0.37%	0.32%
Noninterest bearing DDA balances, Qtr-End	$3,661,936	$4,686,511	$4,366,654
Reserve for unfunded commitments, Qtr-End	$1,929	$1,600	$3,000
Credit card spend QTD	$274,517	$263,888	$215,755
Credit card net income QTD	$2,612	$2,672	$2,043
Merchant services fees QTD	$468	$471	$375
Mortgage banking income QTD	$784	$614	$1,423
FDIC insurance QTD	$975	$960	$1,400
Write down tax credit investment QTD	$2,499	$2,499	$2,931	The write down of our tax credit investment increased non-interest expenses by $2.5 million during the 3rd quarter 2022, but was offset by an income tax reduction of $3.35 million.
Salaries & employee benefits QTD	$19,687	$20,734	$17,995	Excluding an additional $1.8 million accrual in our annual incentive program during the 2nd Qtr of 2022, salaries and benefits increased $750,000 from 6/30/2022 to 9/30/2022.
Other operating expense	$10,613	$7,253	$6,541	Third quarter activity includes preliminary settlement of litigation and a write down of a private investment resulting in charges of $3.1 million.
Third party processing and other services QTD	$7,123	$6,345	$4,144
Equipment and occupancy expense QTD	$3,140	$2,983	$2,996
Business meals QTD	$259	$293	$316
Earnings retention YTD	79%	79%	79%
Number of employees	567	550	525
QTD tax rate	17.14%	18.83%	18.0%
YTD tax rate	18.28%	18.89%	19.7%